FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2010 SECOND QUARTER RESULTS

Cudahy, WI – August 4, 2010 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading non-asset based transportation and logistics services provider, today reported financial results for the three and six months ended June 30, 2010.

Simultaneous with the consummation of its May 2010 initial public offering (“IPO”), RRTS merged with Group Transportation Services Holdings, Inc. (“GTS”), thereby adding third-party logistics and transportation management solutions to RRTS’ suite of services. The following table sets forth summary financial results for the three and six months ended June 30 for RRTS and GTS on a combined basis assuming the merger occurred at the beginning of each of the periods presented. The pro forma data below assumes the IPO and sale of additional shares upon exercise of the underwriters’ overallotment option occurred at the beginning of 2010.

(In thousands, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,

	2010		2009	2010		2009
	Pro Forma	Actual	Actual	Pro Forma	Actual	Actual

Total revenues	$159,770	$159,770	$120,196	$302,532	$302,532	$230,720

Net revenues (total revenues less
purchased transportation costs)	$35,334	$35,334	$26,569	$67,429	$67,429	$50,402
Depreciation and amortization	766	766	730	1,617	1,617	1,418
Other operating expenses	25,077	25,077	21,095	48,809	48,809	42,175
Acquisition transaction expenses	-	-	-	332	332	-
IPO related expenses	-	1,500	-	-	1,500	-
Operating income	$9,491	$7,991	$4,744	$16,671	$15,171	$6,809

Operating income before acquisition transaction
expenses and IPO related expenses	$9,491	$9,491	$4,744	$17,003	$17,003	$6,809

Loss on early extinguishment of debt	$-	$15,916	$-	$-	$15,916	$-

Net (loss) income available to common
stockholders	$5,627	$(6,377)	$381	$9,812	$(5,435)	$(829)
Weighted average diluted shares
outstanding	31,191	25,497	17,481	30,871	21,906	17,469
Diluted (loss) income per share available
to common stockholders	$0.18	$(0.25)	$0.02	$0.32	$(0.25)	$(0.05)

2010 Second Quarter Results

Revenues for the second quarter of 2010 increased 32.9% to $159.8 million compared to revenues of $120.2 million for the second quarter of 2009. Operating income for the second quarter of 2010 was $8.0 million compared to $4.7 million for the second quarter of 2009. Excluding IPO related expenses of $1.5 million, operating income for the second quarter of 2010 was $9.5 million. In connection with its IPO, the Company also recorded a one-time loss on early extinguishment of debt of $15.9 million during the second quarter of 2010 in accordance with GAAP. These charges associated with the IPO contributed to a net loss available to common stockholders of $6.4 million for the second quarter of 2010, or $0.25 per diluted share, compared to net income for the second quarter of 2009 of $0.4 million, or $0.02 per diluted share.

On a pro forma basis, assuming both the IPO and the subsequent exercise of the underwriters’ overallotment option had occurred at the beginning of the second quarter of 2010 (giving effect to the sale of a total of 9,403,286 primary shares), net income available to common stockholders for the quarter would have been $5.6 million, or $0.18 per diluted share, based on 31,191,482 weighted average diluted shares outstanding. Pro forma net income reflects the elimination of (i) $1.5 million of IPO related expenses, (ii) $2.2 million in interest expense, (iii) $15.9 million of loss on early extinguishment of debt, and (iv) $0.3 million of accretion of the Series B preferred stock for the quarter assuming the conversion of the shares of Series B preferred stock into shares of common stock; adjusted for the net tax impact of $7.9 million for such items.

Mark DiBlasi, President and CEO of RRTS, said, “We generated continued growth in revenue and net revenue during the second quarter, primarily driven by positive new business trends resulting in market share gains in our LTL and TMS business units as well as the effects of our acquisitions made in the second half of last year. We also maintained strong margins during the quarter, despite tightened capacity in the truckload market that impacted our LTL linehaul costs. The positive trends are continuing into the third quarter related to further tonnage growth and yield improvement. We are taking measures to minimize the impact of the increased truckload rates on our LTL linehaul costs by leveraging our independent contractor base, maximizing density throughout our network, and through continued improvement in yields.”

2010 Second Quarter Segment Information

RRTS has three operating segments: less-than-truckload (“LTL”), truckload brokerage (“TL”) and transportation management solutions (“TMS”). Set forth below is selected segment financial information excluding intercompany eliminations and corporate expenses:

For the LTL segment, revenues for the second quarter of 2010 were $106.3 million, compared to $80.7 million for the second quarter of 2009. This reflects quarter-over-quarter tonnage growth of 25.5% and growth in revenue per hundredweight, including fuel surcharges, of 5.3%. LTL net revenues for the second quarter of 2010 were $26.8 million, compared to $21.2 million for the second quarter of 2009. LTL operating income was $7.1 million for the second quarter of 2010, compared to $3.5 million for the second quarter of 2009.

The following table sets forth summary LTL operating statistics for the three and six months ended June 30.

	Three Months Ended June 30,			Six Months Ended June 30,
			%			%
	2010	2009	Change	2010	2009	Change

Operating ratio	93.3%	95.6%		93.8%	96.8%
Tonnage	666.6	531.3	25.5%	1,253.7	984.2	27.4%
Shipments (in thousands)	475.8	392.2	21.3%	895.5	720.7	24.3%
Revenue per hundredweight (incl. fuel)	$16.04	$15.23	5.3%	$15.92	$15.26	4.3%
Weight per shipment (lbs.)	1,401	1,354	3.4%	1,400	1,366	2.5%

Note: Other than operating ratio, the statistics above do not include adjustments for undelivered freight required for financial statement purposes in accordance with RRTS' revenue recognition policy.

For the TL segment, revenues for the second quarter of 2010 were $37.6 million, compared to $33.3 million for the second quarter of 2009. TL net revenues for the second quarter of 2010 were $4.3 million, compared to $4.0 million for the second quarter of 2009. TL operating income was $1.5 million for the second quarter of 2010, compared to $1.2 million for the second quarter of 2009.

For the TMS segment, revenues for the second quarter of 2010 were $16.5 million, compared to $6.8 million for the second quarter of 2009. TMS net revenues for the second quarter of 2010 were $4.3 million, compared to $1.4 million for the second quarter of 2009. TMS operating income was $1.3 million for the second quarter of 2010, compared to $0.3 million for the second quarter of 2009. The growth in TMS revenues, net revenues, and operating income primarily resulted from the acquisitions made in the second half of 2009 coupled with new customer growth exceeding 20% quarter-over-quarter.

Conference Call

A conference call is scheduled for Wednesday, August 4, 2010 at 4:30 p.m. Eastern Time. To access the conference call, please dial 877-869-3847 (U.S.) or 201-689-8261 (international) approximately 10 minutes prior to the start of the call. The conference call will also be available via live webcast under the Investor Relations section of RRTS website, www.rrts.com.

If you are unable to listen to the live call, a replay will be available through August 11, 2010, and can be accessed by dialing 877-660-6853 (U.S.) or 201-612-7415 (international). Callers will be prompted for replay account number 238# followed by conference ID number 354431#. An archived version of the webcast will also be available under the Investor Relations section of the Company's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.

RRTS is a leading non-asset based transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal brokerage, and domestic and international air. For more information, please visit: www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect the company's current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, competition in the transportation industry, the impact of the current economic crisis, the company's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, and other "Risk Factors" set forth in the company's most recent SEC filings.

(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$159,770	$120,196	$302,532	$230,720
Operating expenses:
Purchased transportation costs	124,436	93,627	235,103	180,318
Personnel and related benefits	15,420	12,793	29,688	25,724
Other operating expenses	9,657	8,302	19,121	16,451
Depreciation and amortization	766	730	1,617	1,418
Acquisition transaction expenses	-	-	332	-
IPO related expenses	1,500	-	1,500	-
Total operating expenses	151,779	115,452	287,361	223,911

Operating income	7,991	4,744	15,171	6,809

Interest expense:
Interest on long-term debt	2,606	3,133	7,248	6,145
Dividends on preferred stock subject to mandatory redemption	50	50	100	100
Total interest expense	2,656	3,183	7,348	6,245

Loss on early extinquishment of debt	15,916	-	15,916	-

(Loss) income before (benefit) provision for income taxes	(10,581)	1,561	(8,093)	564

(Benefit) provision for income taxes	(4,454)	673	(3,423)	441

Net (loss) income	(6,127)	888	(4,670)	123

Accretion of Series B preferred stock	250	507	765	952

Net (loss) income available to common stockholders	$(6,377)	$381	$(5,435)	$(829)

(Loss) earnings per share available to common stockholders:
Basic	$(0.25)	$0.02	$(0.25)	$(0.05)
Diluted	$(0.25)	$0.02	$(0.25)	$(0.05)

Weighted average common stock outstanding:
Basic	25,497	17,469	21,906	17,469
Diluted	25,497	17,481	21,906	17,469

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)

	June 30,	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,112	$2,176
Accounts receivable, net	69,631	57,887
Deferred income taxes	1,578	1,578
Prepaid expenses and other current assets	9,215	8,501
Total current assets	83,536	70,142

PROPERTY AND EQUIPMENT, NET	6,968	7,518

OTHER ASSETS:
Goodwill	246,889	244,671
Other noncurrent assets	8,547	10,950
Total other assets	255,436	255,621

TOTAL ASSETS	$345,940	$333,281

LIABILITIES AND STOCKHOLDERS' INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$-	$8,768
Accounts payable	35,769	31,184
Accrued expenses and other liabilities	9,210	12,152
Total current liabilities	44,979	52,104

LONG-TERM DEBT, net of current maturities	33,950	130,167
OTHER LONG-TERM LIABILITIES	5,211	4,627
PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION	5,000	5,000
Total liabilities	89,140	191,898

STOCKHOLDERS' INVESTMENT:
Common stock $.01 par value; 100,000,000 shares authorized;
29,945,849 and 20,284,110 shares issued and outstanding	299	203
Additional paid-in capital	261,462	141,471
Retained deficit	(4,961)	(291)
Total stockholders' investment	256,800	141,383

TOTAL LIABILITIES AND STOCKHOLDERS' INVESTMENT	$345,940	$333,281

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
ir@rrts.com

The Blueshirt Group
Jonathan Schaffer
212-551-1452